Exhibit 3







              _________________________________________________




                            STOCKHOLDERS AGREEMENT

                        DATED AS OF DECEMBER 21, 1993

                                    AMONG

                               R. PHILIP SILVER

                               D. GREG HORRIGAN

              THE MORGAN STANLEY LEVERAGED EQUITY FUND II, L.P.

                      BANKERS TRUST NEW YORK CORPORATION

                           FIRST PLAZA GROUP TRUST

                                     AND

                             SILGAN HOLDINGS INC.



              _________________________________________________



                              TABLE OF CONTENTS
                                                                          Page

ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II     REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . .   7
     2.1  Right of Certain Investors to Demand Registration . . . . . . .   7
     2.2  Obligation of the Company to Register Common Stock Pursuant to
          Demand Registration . . . . . . . . . . . . . . . . . . . . . .   8
     2.3  Piggyback Registration Rights . . . . . . . . . . . . . . . .    10
     2.4  Underwriter's Cut-back  . . . . . . . . . . . . . . . . . . .    12
     2.5  Waiting Period for Demand Registrations . . . . . . . . . . .    13
     2.6  Expenses of Registration  . . . . . . . . . . . . . . . . . .    13
     2.7  Registration Procedures . . . . . . . . . . . . . . . . . . .    14
     2.8  Indemnification . . . . . . . . . . . . . . . . . . . . . . .    21
     2.9  Contribution  . . . . . . . . . . . . . . . . . . . . . . . .    25
     2.10 Exchange Act Registration . . . . . . . . . . . . . . . . . .    27
     2.11 Transfer or Assignment of Registration Rights . . . . . . . .    29

ARTICLE III
     CERTAIN RESTRICTIONS ON TRANSFER OF SHARES . . . . . . . . . . . .    30
     3.1  Limitations on Transfer . . . . . . . . . . . . . . . . . . .    30
     3.2  Transfers to Affiliates . . . . . . . . . . . . . . . . . . .    32
     3.3  MSLEF Distribution; Pledges . . . . . . . . . . . . . . . . .    32
     3.4  Rights of First Refusal . . . . . . . . . . . . . . . . . . .    33


     3.5  Effect of Void Transfers  . . . . . . . . . . . . . . . . . .    38
     3.6  ERISA Limitation  . . . . . . . . . . . . . . . . . . . . . .    38

ARTICLE IV     VOTING . . . . . . . . . . . . . . . . . . . . . . . . .    39
     4.1  Election of Certain Directors . . . . . . . . . . . . . . . .    39
     4.2  Mergers and Sales . . . . . . . . . . . . . . . . . . . . . .    41
     4.3  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .    42

ARTICLE V MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . .    43
     5.1  Due Authorization . . . . . . . . . . . . . . . . . . . . . .    43
     5.2  Agreement Binding; Transfers  . . . . . . . . . . . . . . . .    43
     5.3  Surviving Corporation . . . . . . . . . . . . . . . . . . . .    44
     5.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     5.5  Equitable Relief for Breach of Agreement  . . . . . . . . . .    47
     5.6  Entire Agreement; Amendments  . . . . . . . . . . . . . . . .    48
     5.7  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     5.8  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     5.9  Unenforceable Provisions  . . . . . . . . . . . . . . . . . .    48
     5.10 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .    48
     5.11 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .    49
     5.12 Effectiveness . . . . . . . . . . . . . . . . . . . . . . . .    49







                            STOCKHOLDERS AGREEMENT


          This Stockholders Agreement made and entered into as of the 21st day of December, 1993, by and among R. PHILIP SILVER ("Silver"), D. GREG HORRIGAN ("Horrigan"), THE MORGAN STANLEY LEVERAGED EQUITY FUND II, L.P., a Delaware limited partnership ("MS Equity"), BANKERS TRUST NEW YORK CORPORATION, a New York corporation ("BTNY"), FIRST PLAZA GROUP TRUST, a group trust established under the laws of the State of New York ("First Plaza"), and SILGAN HOLDINGS INC., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I hereof or in any other Section.

                             W I T N E S S E T H:

          WHEREAS, simultaneously herewith, the Company and the Investors are entering into an Amended and Restated Organization Agreement (the
"Organization Agreement") concerning the terms governing the relationship among the Investors and between the Investors and the Company for the term thereof; and

          WHEREAS, the Company and the Investors, believing it to be in their respective best interests, desire to provide further for certain registration and other rights and obligations of the Company and the Investors, and certain additional prospective rights and obligations of the Company and the Investors, all to take effect upon the occurrence of the Initial Public Offering.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows.


                                   ARTICLE I

                                 DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement and, with respect to First Plaza, such terms shall include any successor or underlying trust.

          "Class A Stock" shall mean the Class A common stock, par value $.01 per share, of the Company.

          "Class B Stock" shall mean the Class B common stock, par value $.01 per share, of the Company.

          "Class C Stock" shall mean the Class C common stock, par value $.01 per share, of the Company.

          "Closing Date" shall mean the closing date for the purchase by Silgan Containers Corporation of certain assets of Del Monte Corporation, pursuant to the terms of the Purchase Agreement relating thereto.

          "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Common Stock" shall mean shares of the Company's common stock, including any shares of common stock resulting from the conversion of the Company's Class A Stock, Class B Stock and Class C Stock.

          "Estate" shall mean any and all assets left by a decedent and any executor, administrator or legal representative charged with the administration of such assets.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be amended from time to time.

          "Family Transferees" shall mean the spouse, children or grandchildren of, or any trust for the benefit of the spouse, children or grandchildren of, Silver or Horrigan.

          "Group" shall mean, collectively, Silver and Horrigan and their respective Affiliates and related Family Transferees and Estates (Silver and his Affiliates, Family Transferees and Estate deemed to be collectively one member of the Group and Horrigan and his Affiliates, Family Transferees and Estate deemed to be collectively one member of the Group).

          "Initial Public Offering" shall mean the consummation of the first Public Offering.

          "Investment Entity" shall mean any Person who is primarily engaged in the business of investing in securities of other companies and not taking an active role in the management or operations of such companies and shall include MS Equity, First Plaza (and any successor or underlying trust of First Plaza) and BTNY.

          "Investment Entity Sale" shall mean the sale or Transfer of shares of Common Stock to an Investment Entity.

          "Liquidating Distribution" shall mean a Transfer of shares of Common Stock held by MS Equity to its partners pursuant to a liquidating distribution of such shares.

           "Investors" shall mean Silver, Horrigan, BTNY, MS Equity and First Plaza.

          "MSLEF Distribution" means a distribution by MS Equity of all or substantially all of the shares of Common Stock then owned by MS Equity to the partners of MS Equity.

          "Person" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization or any other legal entity.

          "Public Offering" shall mean any underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act.

          "Permitted Private Transfer" shall have the meaning provided in
Section 3.1(b) hereof.

          "Register" and the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

          "Registrable Securities" shall mean the Common Stock subject to registration under Sections 2.1 and 2.3 hereof.

          "Registration Expenses" shall mean (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel) in connection with blue sky qualifications of the Registrable Securities, (iii) printing expenses, (iv) internal expenses of the Company and its subsidiaries, (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on an exchange, (vi) the fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter pursuant to Section 2.7(a)(vi) hereof), (vii) reasonable fees and expenses of one counsel for the Selling Stockholders and
(viii) any other fees and expenses of any registration and related offering of securities under this Agreement which are not Selling Expenses.

          "Restricted Transferor" shall have the meaning provided in Section
3.1 hereof.

          "Restricted Voting Transferee" shall have the meaning provided in
Section 4.3 hereof.

          "Rule 144 Open Market Transaction" shall mean any sale of shares of Common Stock in a transaction under Rule 144 of the Securities Act (or any successor rule) if such sale is in compliance with the requirements of such Rule.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be amended from time to time.

          "Selling Expenses" shall mean all underwriting discount, selling commissions and stock transfer taxes applicable to the securities registered by the Investors and all fees and disbursements of counsel for any Investor (other than fees and disbursements of one counsel designated by the Selling Stockholders).

          "Selling Stockholder" means an Investor that elects to sell shares of Common Stock pursuant to Section 2.1 or 2.3 or an assignee or transferee of any such Investor pursuant to Section 2.11 that elects to sell shares of


Common Stock pursuant to Section 2.1 or 2.3.

          "Stock Purchase Agreement" shall mean the agreement, dated as of the date hereof, between the Company and First Plaza, concerning the purchase by First Plaza of 250,000 shares of Class B Stock.

          "Stockholder" shall mean each of the Investors and any other Person
who at the time holds shares of Common Stock.                    "Third Party
Sale" shall mean the sale or Transfer by MS Equity or either member of the Group of such Stockholder's shares of Common Stock other than to an Affiliate of such Person, or such Person's Estate or to a Trust all the beneficiaries of which are Family Transferees, or an Estate or Trust of such Person or to a Family Transferee.

          "Transfer" shall mean to sell, assign, transfer, exchange, mortgage, pledge or grant a security interest in, or otherwise dispose of or encumber an interest in, shares of Common Stock or, as a noun, any such sale, assignment, transfer, exchange, mortgage, pledge, grant, disposition or encumbrance.



                                  ARTICLE II

                             REGISTRATION RIGHTS

          2.1  Right of Certain Investors to Demand Registration.

               (a) For a period of eight (8) years after the Initial Public Offering, each of MS Equity and First Plaza shall have the right to demand two separate registrations (each a "Demand Registration") of its shares of Common Stock (equalling a total of four separate Demand Registrations), subject to the provisions of Section 2.4; provided, however, that this demand right will terminate as to MS Equity or First Plaza, as the case may be, at such time as MS Equity or First Plaza, as the case may be, together with its Affiliates, owns less than five percent (5%) of the issued and outstanding shares of Common Stock at any time. Any request for a Demand Registration shall be in writing and will specify the aggregate number of shares of Common Stock to be sold and the book-running managing underwriter for the proposed public sale, which will be Morgan Stanley & Co. Incorporated, one of its Affiliates or an underwriter reasonably acceptable to the Company.

               (b) If the Company causes a shelf registration to become effective, MS Equity and First Plaza each shall have the right to sell its shares of Common Stock pursuant to such shelf registration; provided, however, that if the Company shall furnish to each of MS Equity and First Plaza that elects to exercise such right a certificate signed by an officer of the Company stating that the Board of Directors of the Company has determined (which determination shall be made in good faith in the sole discretion of the Board of Directors) that the shelf registration statement should not remain effective as to the shares of Common Stock of the Investors because the offering of Common Stock contemplated by the registration would be significantly disadvantageous to the Company, then the Company may, prior to any sale thereunder, direct that such registration with respect to such shares be withdrawn for such period of time as the basis for the Board of Directors' judgment continues to exist and provided, further, that at no time shall the terms of this Section 2.1 require the Company to effect any such shelf registration.

          2.2 Obligation of the Company to Register Common Stock Pursuant to Demand Registration.

               (a) The Company shall, as soon as practicable following the receipt of a written request for a Demand Registration, use its best efforts to effect such registration and to facilitate the sale and distribution of all or such portion of such shares of Common Stock as are permitted to be registered pursuant to the terms of this Agreement. Subject to the provisions of this Agreement, the Company shall use its best efforts to file a registration statement covering the shares of Common Stock so requested to be registered as soon as practicable after receipt of a request for a Demand Registration and thereupon to cause such registration statement to be declared effective.

               (b) The Selling Stockholder that requests a Demand Registration shall enter into an underwriting agreement with the underwriters in the form customarily used by the managing underwriter (including, without limitation, a reasonable lock-up period, not to exceed one hundred twenty
(120) days), with such changes thereto as the parties thereto shall agree.
If such Selling Stockholder disapproves of the terms of any such underwriting, it may elect to withdraw all (but not less than all) of its shares of Common Stock from the proposed offering and will give written notice to the Company and the managing underwriter terminating its Demand Registration. In such event, the Company will have no obligation to proceed with the proposed offering.

               (c) If the Company shall furnish to the Selling Stockholder requesting a Demand Registration a certificate signed by an officer of the Company stating that the Board of Directors of the Company has determined (which determination shall be made in good faith in the sole discretion of the Board of Directors) that the filing of the registration statement should be deferred because the offering contemplated by the Demand Registration would be significantly disadvantageous to the Company, then the Company may direct that such registration be delayed for as long as the basis for the Board of Directors' judgment continues to exist; provided, however, that in such event, the Selling Stockholder shall be entitled to withdraw from the offering and the Company will pay all Registration Expenses in connection with such proposed registration and, provided, further, that (i) the Company may not delay such registration for a period of more than three (3) months from the date a notice for a Demand Registration is first received by the Company, and (ii) the Company may not defer its obligation in this manner more than once in respect of any particular request for a Demand Registration under Section 2.1.

               (d) Any registration which shall not have become effective or remained effective in accordance with the provisions of Section 2.7(a)(ii) hereof, or any registration from which a Selling Stockholder has withdrawn pursuant to Section 2.2(b), 2.2(c) or 2.4, shall not be deemed to be a Demand Registration for any purpose hereunder.

          2.3  Piggyback Registration Rights.

               (a) If, at any time or from time to time for a period of eight (8) years after the Initial Public Offering, the Company shall determine to register any of its Common Stock (either for its own account or the account of a security holder or holders), or shall be required to register Common Stock pursuant to a Demand Registration or otherwise, other than (i) a registration relating solely to stock option or employee benefit plans, or (ii) a registration relating solely to a transaction or transactions covered by Rule 145 under the Securities Act, the Company will promptly give each Investor written notice thereof, and such notice will offer each Investor the opportunity to register such number of shares of Common Stock as each such Investor may request (a "Piggyback Registration"). The Company shall use its best efforts to cause the managing underwriter of the proposed offering to include in such registration (and any related qualification under blue sky or other state securities laws), and in any underwriting involved therein (including with respect to any over-allotment shares), all of the Registrable Securities specified in a written request or requests made by any Investor within fifteen (15) days after receipt of such written notice from the Company.

               (b) If the registration of which the Company gives notice is for a Public Offering involving an underwriting, the Company shall so advise the Investors as part of the written notice given pursuant to Section 2.3(a). In such event, the right of any Investor to registration pursuant to Section 2.3(a) shall be conditioned upon such Investor's participation in such underwriting and the inclusion of the Common Stock owned by the Investor in the underwriting to the extent provided under this Section 2.3. All Selling Stockholders proposing to distribute their Common Stock through such underwriting shall (together with the Company and any other holders of securities of the Company distributing their securities through such underwriting) enter into an underwriting agreement with the underwriters in the form customarily used by the managing underwriter (including, without limitation, a reasonable lock-up period, not to exceed one hundred twenty
(120) days), with such changes thereto as the parties thereto shall agree.

          2.4  Underwriter's Cut-back.  (a)  Notwithstanding any provision of
Section 2.1 or 2.3, if the managing underwriter states in writing to the Company that marketing factors require that the number of shares of Common Stock requested to be included in a registration be limited, the managing underwriter may reduce the number of shares to be included in such registration. In the event of any such reduction, the shares of Common Stock proposed to be sold by the Selling Stockholders will be treated as a class (the "Selling Stockholders' Shares"). In the case of a Demand Registration, the reduction will be allocated first to shares of Common Stock that are not Selling Stockholders' Shares and then to the Selling Stockholders' Shares and in the case of a Piggyback Registration triggered by an event other than a Demand Registration, the reduction will be allocated first to the Selling Stockholders' Shares and the shares of any other stockholders of the Company to be included in the registration, taken as a class, and then to the other shares to be sold in the proposed offering.

               (b) In the event any reduction of the Selling Stockholders' Shares and the shares of any other stockholders is required pursuant to this
Section 2.4, such reduction will be allocated pro rata (according to the number of Registrable Securities proposed to be sold by each Selling Stockholder and the number of shares of any other stockholders proposed to be included in connection with the proposed registration) among all Selling Stockholders and the other selling stockholders, taken as a class.

               (c) The Company shall advise all Selling Stockholders as to any such reduction and the number of shares that may be included in the registration and underwriting. If any Selling Stockholder disapproves of the terms of any such underwriting, such Selling Stockholder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               (d) In the case of a Demand Registration, if as a result of the provisions of this Section 2.4 the Selling Stockholder that requested the Demand Registration sells less than 66 2/3% of the shares requested to be registered by him in the notice delivered pursuant to Section 2.1(a), such offering shall not be deemed to be a Demand Registration for any purpose hereunder.

          2.5 Waiting Period for Demand Registrations. After the closing of a sale of shares (a "Sale Closing") pursuant to a Demand Registration, no subsequent Demand Registration shall be permitted until the expiration of one
(1) year after the date of the Sale Closing. Nothing in this Section 2.5 will limit the ability of Investors to request registrations pursuant to Sections 2.1(b) and 2.3.

          2.6 Expenses of Registration. All Registration Expenses incurred in connection with all registrations pursuant to Sections 2.1 and 2.3 hereof shall be borne by the Company. All Selling Expenses relating to Registrable Securities registered on behalf of the Selling Stockholders shall be borne by the Selling Stockholders pro rata based upon the total number of Registrable Securities included in the registration or, if such Selling Expenses are specifically allocable to Registrable Securities held by specific Selling


Stockholders, by such Selling Stockholders to the extent related to the sale of such Registrable Securities.

          2.7  Registration Procedures.

               (a) If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1 and 2.3 hereof, the Company shall as expeditiously as is reasonable:

                    (i) prepare and file with the Commission on any appropriate form a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective;

                    (ii) prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement for a period of 180 days or until the Selling Stockholder or Selling Stockholders have completed the distribution described in such registration statement, whichever occurs first;

                    (iii) furnish to each Selling Stockholder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (at least one of which shall include all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such seller may reasonably request in order to facilitate the sale or disposition of such Registrable Securities;

                    (iv) after the filing of a registration statement, notify each Selling Stockholder of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

                    (v) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as the underwriter shall reasonably request, and do any and all other acts and things as may be reasonably necessary to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction, or to consent to general service of process in any such jurisdiction unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                    (vi) furnish to each Selling Stockholder and to each underwriter a signed counterpart, addressed to such Selling Stockholder or underwriter, of (1) an opinion of counsel for the Company, dated the date of the closing under the underwriting agreement, and (2) "cold comfort" letters signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement dated the date of effectiveness of the registration statement and the date of the closing under the underwriting agreement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letters, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and, in the case of the accountants' letters, covering such other financial matters as such sellers or underwriters may reasonably request;

                    (vii) immediately notify each Selling Stockholder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or if it is necessary, in the opinion of counsel to the Company, to amend or supplement such prospectus to comply with law, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and shall otherwise comply in all material respects with law and so that such prospectus, as amended or supplemented, will comply with law;

                    (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                    (ix) use its best efforts to list such securities on each securities exchange or over-the-counter market on which shares of Common Stock are then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange; and, if shares of Common Stock are not then listed on a securities exchange or over-the-counter market, to use its best efforts to cause such securities to be listed on such securities exchange or over-the-counter market as the managing underwriter shall reasonably request;

                    (x) use its best efforts to provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement;

                    (xi) issue to any underwriter to which any holder of Registrable Securities may sell such Registrable Securities in connection with any such registration (and to any direct or indirect transferee of any such underwriter) certificates evidencing shares of Common Stock without restrictive legends; and

                    (xii) take such other actions as are reasonably required consistent with the terms hereof in order to expedite or facilitate the disposition of the Registrable Securities.

               (b) If requested by the managing underwriter for any underwritten offering of Registrable Securities on behalf of a Selling Stockholder or Selling Stockholders, the Company will enter into an underwriting agreement with the underwriters of such offering, such agreement to contain such representations and warranties by the Company and each such Selling Stockholder and such other terms and conditions as are contained in underwriting agreements customarily used by such managing underwriter (including, without limitation, a reasonable lock-up period, not to exceed one hundred twenty (120) days and provisions relating to indemnification and contribution in lieu thereof) with such changes as the parties thereto shall agree.

               (c) The Selling Stockholder or Selling Stockholders shall furnish to the Company such information regarding such Selling Stockholder or Selling Stockholders, the Registrable Securities held by them and the distribution proposed by such Selling Stockholder or Selling Stockholders as the Company may from time to time reasonably request as required in connection with any registration, qualification or compliance referred to in this Agreement.

               (d) The Selling Stockholder or Selling Stockholders shall, upon request by the Company and the managing underwriter, execute and deliver custodian agreements and powers of attorney in form and substance reasonably satisfactory to the Company and such Selling Stockholder or Selling Stockholders and as shall be reasonably necessary to consummate the offering.

               (e) In connection with any registration pursuant to this Agreement, the Company will make available for inspection by any Selling Stockholder, any underwriter participating in the proposed disposition and any attorney, accountant or other professional retained by any such Selling Stockholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or
(ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Selling Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such information is made generally available to the public. Each Selling Stockholder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. In the event First Plaza Transfers shares pursuant to
Section 3.4(a) to a Person that is not an Investment Entity, and the Board of Directors of the Company reasonably determines that such Person could use the information provided hereunder to the disadvantage of the Company, then the rights under this paragraph (e) will be unavailable to such Person and its Inspectors.

          2.8  Indemnification.

               (a) The Company will indemnify each Selling Stockholder, its officers, directors, general partners or agents, and each underwriter, if any, and each person who controls any Selling Stockholder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons, against any and all losses, claims, damages, liabilities or expenses (including any of the foregoing incurred in settlement or investigation of any litigation, commenced or threatened or in connection with enforcement of rights under this Agreement) ("Damages"), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus (including a preliminary prospectus), or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration; provided, however, that the Company will not be liable in any such case to the extent that any Damages arise out of or are based on any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder or underwriter for use therein. The Company will reimburse each indemnitee under this Section 2.8(a) for any legal and other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such Damages.

               (b) Each Selling Stockholder will severally and not jointly, if Registrable Securities held by such Selling Stockholder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, each of the other Selling Stockholders, each underwriter, if any, of the Company's securities covered by such a registration statement, each Person who controls the Company, any other Selling Stockholder or such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other such Selling Stockholder and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons against any and all Damages arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse the Company, such Selling Stockholders, underwriters, control persons and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such Damages, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder specifically for use therein. Notwithstanding the foregoing, the liability of each Selling Stockholder under this Section 2.8 shall be limited to an amount equal to the net proceeds received by such Selling Stockholder from the sale of Registrable Securities hereunder.

               (c)  Each party entitled to indemnification under this Section
2.8 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall assume the defense of any such claim or any litigation resulting therefrom and the payment of all related fees and expenses; provided, however, that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld). In any such proceedings, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be borne by such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and the litigation resulting therefrom.

          2.9  Contribution.

               (a) If the indemnification provided for in Section 2.8 hereof is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages. As between the Company on the one hand and each Selling Stockholder on the other, such contribution shall be in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statement or omission which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue statement (or alleged untrue statement) of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Investor agree that it would not be just and equitable if contribution pursuant to this
Section 2.9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the Damages referred to above in this Section 2.9 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

               (b) Notwithstanding anything to the contrary contained herein, the obligation of each Selling Stockholder to contribute pursuant to this Section 2.9 is several and not joint and no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds received by the Selling Stockholder in the offering exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue statement (or alleged untrue statement) or omission (or alleged omission). The Selling Stockholders' obligations to contribute pursuant to this Section 2.9 are several in the proportion that the proceeds of the offering received by such Selling Stockholder bears to the total proceeds of the offering received by all the Selling Stockholders unless it is determined that, based upon the relative fault of the several Selling Stockholders, it would be equitable to otherwise allocate such obligations.

               (c) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          2.10  Exchange Act Registration.



          The Company covenants and agrees that until such time as there shall be no Common Stock outstanding:

               (a) it will, if required by law, maintain an effective registration statement (containing such information and documents as the Commission shall specify) with respect to the Common Stock under Section 12(g) of the Exchange Act and will file in a timely manner such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to said Section 12(g);

               (b) it will, if a registration statement with respect to the Common Stock under Section 12(b) or Section 12(g) of the Exchange Act is effective, make whatever filings with the Commission or otherwise make generally available to the public such financial and other information as may be necessary in order to enable the Investors to sell shares of Common Stock pursuant to the provisions of Rule 144 promulgated under the Securities Act, or any successor rule or regulation thereto or any statute hereafter adopted to replace or to establish the exemption that is now covered by said Rule 144 ("Rule 144");

               (c) it will, if no longer required to file reports pursuant to Section 12(g) of the Exchange Act, upon the request of any Investor, make publicly available the information specified in subparagraph (c)(2) of Rule 144, and will take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 or (y) any similar rule or regulation hereafter adopted by the Commission; and

               (d) upon the request of any Investor, it will deliver to such Investor a written statement as to whether it has complied with the requirements of this Section 2.10.

          The Company represents and warrants that such registration statement or any information, documents or report filed with the Commission in connection therewith or any information so made public shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The Company agrees to indemnify and hold harmless (or to the extent the same is not enforceable, make contribution to) the Selling Stockholders, their partners, advisory committee members, officers, directors and employees acting for any Selling Stockholder in connection with any offering or sale by such Investor of Registrable Securities or any person, firm or corporation controlling (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) such Selling Stockholder, and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons, from and against any and all Damages arising out of or resulting from any breach of the foregoing representation or warranty, all on terms and conditions comparable to those set forth in Sections 2.8 and 2.9; provided, however, that the Company shall be given written notice and an opportunity to assume the defense thereof on terms and conditions comparable to those set forth in Sections 2.8 and 2.9.

          2.11  Transfer or Assignment of Registration Rights.

               (a) The rights granted to the Investors under this Article II are not transferable or assignable to any Person other than an Affiliate thereof or, in the case of Silver and Horrigan, to a member of the Group, and provided that any such Affiliate of MS Equity, BTNY or First Plaza shall be an Investment Entity.

               (b) Notwithstanding the foregoing, the rights granted to any Investor under this Article II may be transferred or assigned by such Investor or its Affiliate, subject to the terms and conditions of this Agreement, to a third party which in the case of MS Equity and BTNY shall be an Investment Entity; provided, in the case of transfers by First Plaza or MS Equity or their Affiliates of their rights, if any, under Section 2.1 hereof, that such transfer is made in connection with the Transfer by First Plaza of at least fifty percent (50%) of the shares of Common Stock acquired by First Plaza pursuant to the Stock Purchase Agreement or by MS Equity in connection with the Transfer of all of its shares of Common Stock.



                                 ARTICLE III



                  CERTAIN RESTRICTIONS ON TRANSFER OF SHARES



          3.1  Limitations on Transfer.

               (a) Until June 30, 1999, except as otherwise specifically provided in this Article III, none of MS Equity, Silver or Horrigan (each, a "Restricted Transferor", and collectively, the "Restricted Transferors") or First Plaza shall, without the prior written consent of the Restricted Transferors, Transfer any shares of Common Stock unless such Transfer is (i) made in connection with a Public Offering or a Rule 144 Open Market Transaction, (ii) a Permitted Private Transfer or (iii) in the case of MS Equity, a MSLEF Distribution. The transfer restrictions in this Article III will terminate on June 30, 1999; provided that any such restrictions applicable to First Plaza shall terminate on the fifth anniversary of the Closing Date.

               (b) For purposes of this Agreement, "Permitted Private Transfer means (i) a Transfer to an Affiliate pursuant to the terms of
Section 3.2 or (ii) a Transfer pursuant to the procedures, terms and conditions of Section 3.4.

               (c) No Permitted Private Transfer shall be effected unless and until notice thereof shall be given by the Restricted Transferor or First Plaza, as the case may be, to the Company and the transferee shall agree in writing prior to the Transfer to be bound by the provisions of this Agreement as and to the extent that the Restricted Transferor was bound, except as specifically provided by this Agreement.

               (d) Each of First Plaza and the Restricted Transferors understand and agree with the Company that it may effect a Permitted Private Transfer or a MSLEF Distribution: (i) only in compliance with the Securities Act, as then in effect; (ii) no Transfer of any of the shares of Common Stock shall be permitted without a written opinion of counsel of recognized standing in securities laws (including in-house counsel) to the effect that the proposed Transfer of the shares of Common Stock would not be in violation of the Securities Act or any applicable state securities laws, which opinion shall be, at such Restricted Transferor's expense, submitted to the Company and shall be satisfactory in form and substance to the Company and (iii) it will give notice of any such Permitted Transfer or MSLEF Distribution to each of the Restricted Transferors. In addition, the Restricted Transferors and First Plaza agree not to transfer any of the shares of Common Stock except for transfers made in compliance with the terms of this Agreement, the terms of the Company's Certificate of Incorporation as in effect from time to time and all applicable federal and state securities laws.

          3.2 Transfers to Affiliates. Each of the Restricted Transferors and First Plaza shall be entitled from time to time, without the consent of the Company or any other Stockholders, to Transfer any or all of the shares of capital stock of the Company owned by it to an Affiliate of such Restricted Transferor or First Plaza, as the case may be; provided, however, that in the case of a Transfer by First Plaza or MS Equity to an Affiliate,


such Affiliate must be an Investment Entity, and provided, further, that such transferee shall, prior to the Transfer, agree in writing to, and thereafter shall, re-transfer ownership of any shares of capital stock of the Company owned by such transferee back to the Restricted Transferor or First Plaza prior to the time such transferee ceases to be an Affiliate of such Restricted Transferor. In the event that the transferee ceases to be an Affiliate of the Restricted Transferor or First Plaza, as the case may be, without a transfer to the Restricted Transferor or First Plaza, as the case may be, having taken place, the ownership of such shares by such transferee shall be governed by the provisions of Section 3.5 hereof.

          3.3  MSLEF Distribution; Pledges.

               (a) Without prior notice to, or the consent of, the Company or any other Stockholder, MS Equity may distribute the shares of Common Stock held by it to the partners of MS Equity pursuant to a MSLEF Distribution.

               (b) Notwithstanding anything else in this Agreement, MS Equity may pledge its shares of Common Stock to a lender or lenders reasonably acceptable to the Company to secure a loan or loans to MS Equity. In the event of any proposed foreclosure of such pledge, such shares will be subject to the right of first refusal of the Group as provided in Section 3.4(b).

          3.4  Rights of First Refusal.

               (a) Until the fifth (5th) anniversary of the Closing Date, First Plaza may Transfer any shares of Common Stock held by it to any third party (other than any shares which First Plaza wishes to Transfer pursuant to Sections 3.2 or 3.3 hereof) only as follows. First Plaza or such Affiliate must give notice (the "First Plaza Offer Notice") to each of the Group and MS Equity (the "First Plaza Offerees") setting forth the number of shares of Common Stock (the "First Plaza Offered Shares") proposed to be sold, the terms and conditions of such sale, and the price or method for determining such price. Subject to the last sentence of this Section 3.4, each First Plaza Offeree shall have the right to purchase one-half (1/2) of the First Plaza Offered Shares; provided that, in the event a First Plaza Offeree elects to purchase less than its full proportionate share, then the other First Plaza Offeree shall have the right to purchase all of such remaining First Plaza Offered Shares. Within fifty-five (55) days of the receipt of the First Plaza Offer Notice, each First Plaza Offeree shall notify First Plaza and the other First Plaza Offeree whether it will exercise its right to purchase its proportionate share and the maximum number of First Plaza Offered Shares such First Plaza Offeree would elect to purchase. Failure of a First Plaza Offeree to so notify all such parties shall be deemed a determination by such First Plaza Offeree not to purchase the First Plaza Offered Shares. If either of the First Plaza Offerees exercises its respective right to purchase the First Plaza Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of exercise of such right at a price equal to or greater than the price and upon the same terms and conditions set forth in the First Plaza Offer Notice. No shares of Common Stock may be purchased by MS Equity or the Group pursuant to this Section 3.4(a) unless all the shares of Common Stock set forth in the First Plaza Offer Notice are purchased or unless First Plaza consents to the purchase of less than all the First Plaza Offered Shares.

               (b) Until June 30, 1999, MS Equity may effect any Investment Entity Sale (or any Third Party Sale if an Event of Default has occurred and is continuing under Paragraph 5(a) of the Amended and Restated Management Services Agreement between the Company and S&H Inc., dated as of December 21, 1993, as the same may be amended from to time) if MS Equity first offers such shares proposed to be sold (the "MS Offered Shares") to the Group for purchase in compliance with this Section 3.4(b). MS Equity shall promptly provide notice (the "MS Offer Notice") to the Group setting forth the terms of the proposed Investment Entity Sale or Third Party Sale, including the identity of the proposed purchaser, the number of shares of Common Stock being sold, the terms and conditions of the Investment Entity Sale or Third Party Sale, and the price or method of determining such price. Within fifteen (15) days of the receipt of the MS Offer Notice, the Group shall notify MS Equity whether it will exercise its right to purchase the MS Offered Shares. Failure of the Group to so notify MS Equity shall be deemed a determination by the Group not to purchase the MS Offered Shares. No shares of Common Stock may be purchased by the Group pursuant to this Section 3.4(b) unless all the shares of Common Stock set forth in the MS Offer Notice are purchased or unless MS Equity consents to the purchase of less than all the MS Offered Shares. If the Group exercises its right to purchase the MS Offered Shares, the Group must consummate the purchase within ninety (90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the MS Offer Notice. If the Group determines to purchase in the aggregate less than all the MS Offered Shares, and if MS Equity has not consented to the purchase of less than all the MS Offered Shares, MS Equity shall be free to sell all of the MS Offered Shares to the purchaser designated in the MS Offer Notice, provided that such sale is consummated within ninety (90) days after the expiration of the fifteen (15) day period referred to above at a price equal to or greater than the price and upon the same terms and conditions as set forth in the MS Offer Notice.

          (c) Until the fifth anniversary of the Closing Date, each member of the Group may effect any Third Party Sale if such member of the Group (the "Group Offeror") first offers such shares proposed to be sold (the "Group Offered Shares") to the other member of the Group and MS Equity (the "Section 3.4(c) Offerees") for purchase in compliance with this Section 3.4(c). The Group Offeror shall promptly provide a notice (the "Group Offer Notice") to the Section 3.4(c) Offerees setting forth the terms of the proposed Third Party Sale, including the identity of the proposed purchaser, the number of shares of Common Stock being sold, the terms and conditions of such sale, and the price or method for determining such price. Within fifteen (15) days of the receipt of the Group Offer Notice, the other member of the Group shall notify the Group Offeror and the other Section 3.4(c) Offeree whether it will exercise its right to purchase up to all the Group Offered Shares. Failure of the other member of the Group to so notify all such parties shall be deemed a determination by such other member of the Group not to purchase the Group Offered Shares. If the other member of the Group determines to purchase in the aggregate less than all the Group Offered Shares, and if MS Equity desires to purchase any or all of such remaining Group Offered Shares, MS Equity shall notify the Group Offeror and the other Section 3.4(c) Offeree within twenty (20) days of the receipt of the Group Offer Notice of the number of Group Offered Shares, if any, that MS Equity will exercise its right to purchase. Failure of MS Equity to so notify all such parties shall be deemed a determination by MS Equity not to purchase the Group Offered Shares. No shares of Common Stock may be purchased by any of the Section 3.4(c) Offerees, or a combination thereof, pursuant to this Section 3.4(c) unless all the shares of Common Stock set forth in the Group Offer Notice are purchased or unless the Group Offeror consents to the purchase of less than all the Group Offered Shares. If any of the Section 3.4(c) Offerees exercises its respective right to purchase the Group Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the Group Offer Notice. If none of the Section 3.4(c) Offerees, or a combination thereof, determines to purchase in the aggregate all the Group Offered Shares, the Group Offeror shall be free to sell the Group Offered Shares to the purchaser designated in the Group Offer Notice, provided that (i) such sale is consummated within ninety (90) days after the expiration of the twenty (20) day period referred to above at a price equal to or greater than the price and upon the same terms and conditions as set forth in the Group Offer Notice.

               (d) Unless the parties to the Transfer shall agree otherwise, the purchase price for any shares of Common Stock purchased by MS Equity or either member of the Group pursuant to this Section 3.4 shall be paid by the purchaser at the closing of such sale in immediately available funds against delivery by the seller of the shares of Common Stock being sold, free and clear of all liens, charges and encumbrances, in the form of the certificate or certificates representing such shares of Common Stock, accompanied by appropriate stock powers, duly executed or endorsed in blank, with the appropriate transfer tax stamps affixed.

               (e) In the event that MS Equity and the Group shall fail to purchase any shares of Common Stock identified in any First Plaza Offer Notice, MS Offer Notice or Group Offer Notice and any such shares shall be sold to any third party in compliance with the terms and conditions of this
Section 3.4, the restrictions on transfer set forth in this Article III (other than Section 3.1(d) hereof) will terminate with respect to such shares and the holder or holders thereof.

               (f) MS Equity may assign its rights of first refusal under this Section 3.4 to any Affiliate that is an Investment Entity (or to Morgan Stanley & Co. Incorporated in the case of purchases from First Plaza). In the event that any such Affiliate wishes to purchase shares of Common Stock offered for sale pursuant to this Section 3.4, such Affiliate will agree in writing prior to such purchase to be bound by the provisions of this Agreement as and to the extent MS Equity is bound.

          3.5 Effect of Void Transfers. In the event a Transfer of any shares of Common Stock takes place in violation of the provisions of this
Article III, such Transfer shall be void and of no effect, and no dividend of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by the Company to the transferee in respect of such shares (all such dividends and distributions being deemed waived), and the voting rights of such shares on any matter whatsoever shall remain vested in the transferor, during the period commencing with such party's initial failure of compliance and ending when compliance shall have occurred.

          3.6 ERISA Limitation. Notwithstanding any other provision of this Agreement, First Plaza and its Affiliates shall not be required to sell any shares of Common Stock to any Person if doing so would constitute a non-exempt prohibited transaction under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). First Plaza shall use its reasonable best efforts to obtain an exemption under ERISA to permit any sale of Common Stock held by it referred to in the previous sentence that would otherwise constitute such a non-exempt prohibited transaction.



                                  ARTICLE IV

                                    VOTING

          4.1  Election of Certain Directors.

          Until the fifth (5th) anniversary of the Closing Date:

               (a) for so long as MS Equity and its Affiliates (excluding the limited partners of MS Equity who may acquire shares of Common Stock from MS Equity in a MSLEF Distribution) shall hold at least one-half of the number of shares of Common Stock held by MS Equity at the Closing Date (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company), the parties hereto and their Restricted Voting Transferees shall use their best efforts (including to vote any shares of Common Stock owned or controlled by such Investor or otherwise) to cause the nomination and election of two (2) members of the Board of Directors of the Company to be chosen by MS Equity; provided, however, that each such nominee shall be
(i) either an employee of Morgan Stanley & Co. Incorporated whose primary responsibility is managing investments for MS Equity (or a successor or related partnership) or (ii) a person reasonably acceptable to the Group not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities of) a business competitive with that of the Company, and

               (b) for so long as the Group shall hold at least one-half of the number of shares of Common Stock held by it in the aggregate at the Closing Date (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company), the parties hereto and their Restricted Voting Transferees shall use their best efforts (including to vote any shares of Common Stock owned or controlled by such Investor or otherwise) to cause the nomination and election of two (2) individuals nominated by the holders of a majority of the shares of Common Stock held by the Group as members of the Board of Directors of the Company; provided, however, that at least one
(1) of such nominees shall be Silver or Horrigan and the other person, if not Silver or Horrigan, shall be a person reasonably acceptable to MS Equity, so long as MS Equity and its Affiliates (other than any Affiliate which is not an Investment Entity and excluding the limited partners of MS Equity who may acquire shares of Common Stock from MS Equity in a MSLEF Distribution) shall hold at least one-half of the number of shares of Common Stock held by MS Equity at the Closing Date (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company), and

               (c) subject to the foregoing, for so long as the Group shall hold at least one-half of the number of shares of Common Stock held by it in the aggregate at the Closing Date (as adjusted, if necessary to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company), First Plaza and its Restricted Voting Transferees shall vote all shares of Common Stock held by them in favor of any other directors standing for election to the Company's Board of Directors for whom the holders of a majority of the shares of Common Stock held by the Group shall direct First Plaza to vote.

          4.2  Mergers and Sales.

               (a) Until the fifth (5th) anniversary of the Closing Date, MS Equity and its Restricted Voting Transferees shall vote all shares of Common Stock held by them against any unsolicited merger, or sale of the Company's business or its assets, if such transaction is opposed by the holders of a majority of the shares of Common Stock held by the Group, unless as of the applicable record date for such vote, the Group holds less than ninety percent (90%) of the number of shares of Common Stock held by it in the aggregate at the Closing Date (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company).

               (b) Until the fifth (5th) anniversary of the Closing Date, First Plaza and its Restricted Voting Transferees shall vote all shares of Common Stock held by them against any unsolicited merger, or sale of the Company's business or its assets, if such transaction is opposed by the holders of a majority of the shares of Common Stock held by the Group; provided, however, that First Plaza and its Restricted Voting Transferees shall not be required to vote their shares of Common Stock in accordance with the foregoing if:

               (i) in connection with such merger or sale, (x) First Plaza and its Restricted Voting Transferees propose to sell or otherwise transfer all of their shares of Common Stock to a third party for aggregate cash consideration of less than $10 million and (y) the Group and/or MS Equity has not exercised their right of first refusal pursuant to Section 3.4(a) hereof in respect of such sale or transfer by First Plaza or such right of first refusal in respect of the shares of Common Stock held by First Plaza shall have terminated; or

               (ii) as of the applicable record date for such vote, the Group holds less than ninety percent (90%) of the number of shares of Common


     Stock held by it in the aggregate at the Closing Date (as adjusted, if necessary, to take into account any stock dividend, stock split, combination of shares, subdivision or recapitalization of the capital stock of the Company).

          4.3 Defined Terms. For purposes of this Article IV, the following terms shall have the following meanings:

               "holders of a majority of the shares of Common Stock held by the Group" shall mean the holders of a majority of the aggregate of 417,500 shares of Class A Stock held by Messrs. Silver and Horrigan at the Closing Date (the "Original Holding") which at the time of any such determination have been continuously and are held by the Group. No shares of Common Stock which are acquired by any member of the Group (other than shares of the Original Holding) shall be counted for purposes of making such determination; and

               "Restricted Voting Transferee" shall mean any holder of shares of Common Stock held by any of the Investors at the time of the IPO which have been sold or transferred to any third party otherwise than pursuant to a Public Offering, a Rule 144 Open Market Transaction or a MSLEF Distribution.



                                  ARTICLE V

                           MISCELLANEOUS PROVISIONS

          5.1 Due Authorization. Each of the parties to this Agreement represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

          5.2 Agreement Binding; Transfers. (a) Except to the extent expressly provided herein, the parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective heirs, executors, legal representatives, successors and assigns, including, without limitation, any transferee of shares of Common Stock of the parties hereto (other than transferees pursuant to a Public Offering, a Rule 144 Open Market Transaction) or a MSLEF Distribution.

               (b) The parties hereto and their transferees acknowledge the legend which pursuant to Section 3.3 of the Organization Agreement has been placed on the certificates for the shares of Common Stock held by the parties hereto and agree that, until the fifth anniversary of the Closing Date, they will not transfer shares of Common Stock to any Person other than pursuant to a Public Offering, a Rule 144 Open Market Transaction or a MSLEF Distribution unless notice thereof shall be given by the transferor to the Company and the transferee shall agree to be bound by the provisions of this Agreement applicable to such transferee.

               (c) The Company agrees that it will upon the request of any Investor in connection with any Transfer of shares of Common Stock in connection with any Public Offering, Rule 144 Open Market Transaction or MSLEF Distribution, and to the extent otherwise appropriate, remove any legends setting forth any restrictions under this Agreement on the certificate or certificates evidencing such shares and confirm to any such transferee in writing the absence of any such restrictions hereunder.

          5.3 Surviving Corporation. In addition to any other restrictions on mergers, consolidations and reorganizations contained in the charter, by-laws or agreements of the Company, the Company covenants and agrees that it shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the surviving corporation shall, prior to the consummation of such merger, consolidation or reorganization, agree in a writing satisfactory in form, scope and substance to the holders of a majority of the Common Stock to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to "Common Stock" shall be deemed to include the securities which such holders would be entitled to receive in exchange for Common Stock pursuant to any such merger, consolidation or reorganization.

          5.4 Notices. Any and all notices, offers or other communications provided for herein shall be given in writing and shall be delivered personally or by prepaid registered or certified mail or by prepaid nationally recognized overnight courier service, or by facsimile transmission or telex, all at the following addresses and facsimile numbers:

     If to Silver:

          c/o Silgan Holdings Inc.
          4 Landmark Square, Suite 301
          Stamford, CT   06901
          Attention:  R. Philip Silver
          Telecopy No.:  (203) 975-7902


     If to Horrigan:

          c/o Silgan Holdings Inc.
          4 Landmark Square, Suite 301
          Stamford, CT   06901
          Attention:  D. Greg Horrigan
          Telecopy No.:  (203) 975-7902


     If to Holdings:

          Silgan Holdings Inc.
          4 Landmark Square, Suite 301
          Stamford, CT   06901
          Attention:  R. Philip Silver
          Telecopy No.:  (203) 975-7902


     If to MS Equity:

          The Morgan Stanley Leveraged
            Equity Fund II, L. P.
          Morgan Stanley Leveraged Equity
            Fund II, Inc., General Partner
          1251 Avenue of the Americas
          New York, NY   10020
          Attention:  Robert H. Niehaus
          Telecopy No.:  (212) 703-6503

     with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY   10017
          Attention:  John R. Ettinger, Esq.
          Telecopy No.:  (212) 450-4800


     If to BTNY:

          Bankers Trust New York Corporation
          130 Liberty Street
          New York, NY   10006
          Attention:  Joseph T. Wood
          Telecopy No.:  (212) 250-7651

      with a copy to:

          White & Case
          1155 Avenue of the Americas
          New York, NY   10036
          Attention:  Eric L. Berg, Esq.
          Telecopy No.:  (212) 354-8113


     If to First Plaza:

          General Motors Investment Management
            Corporation
          767 Fifth Avenue
          New York, NY   10153
          Attention:  James K. Kelliher
          Telecopy No.:  (212) 418-3651

     with a copy to:

          Kirkland & Ellis
          55 East 52nd Street
          New York, NY   10055
          Attention:  Frederick Tanne, Esq.
          Telecopy No.:  (212) 838-4223

     If a notice is sent to any of the above, a copy shall be sent to:

          Winthrop, Stimson, Putnam & Roberts
          Financial Centre
          695 East Main Street
          P.O. Box 6760
          Stamford, CT 06904-6760
          Attention:  Frode Jensen, III, Esq.
          Telecopy No.: (203) 965-8226

Notice shall be deemed given, for all purposes, (i) if given by mail as hereinabove provided or such overnight courier service, upon two (2) business days after deposit in the United States mail or with such overnight courier service, or (ii) when personally delivered to the person or persons named above, or sent by facsimile transmission or telex; provided, however, that any notice of change of address shall be effective only upon receipt.

          5.5 Equitable Relief for Breach of Agreement. Without limiting the remedies available to any of the parties hereto, each of the parties hereto stipulates and agrees that damages at law will be an insufficient remedy in the event that any party violates the terms of this Agreement, and each of the parties hereto further agrees that each of the other parties hereto may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, the terms of this Agreement.

          5.6 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked in whole or in part except by written instrument executed together or in counterparts by the parties hereto.

          5.7 Waiver. No waivers of any breach or other term or condition of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies with respect to any subsequent breach or with respect to any other term or condition.

          5.8 Headings. The headings and subheadings in this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

           5.9 Unenforceable Provisions. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed automatically amended to the extent necessary to make such provision or such part thereof valid and enforceable, and the remaining provisions shall remain in full force and effect.

          5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement.

          5.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law.

          5.12 Effectiveness. This Agreement shall become effective on the later of the Closing Date and the date that this Agreement has been duly executed and delivered by all of the parties hereto. Notwithstanding the foregoing, the parties acknowledge that the operative provisions of this Agreement do not take effect until after the occurrence of the Initial Public Offering.


           IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.



                              /s/ R. Philip Silver
                              ---------------------------------
                              Name:     R. Philip Silver


                              /s/ D. Greg Horrigan
                              ---------------------------------
                              Name:     D. Greg Horrigan


                              THE MORGAN STANLEY LEVERAGED
                              EQUITY FUND II, L.P.

                              By:  Morgan Stanley Leveraged Equity
                                        Fund II, Inc. (General Partner)


                              By: /s/ Robert H. Niehaus
                                 ------------------------------
                              Name: Robert H. Niehaus
                              Title: Director


                              BANKERS TRUST NEW YORK CORPORATION


                              By: /s/ Joseph T. Wood
                                 ------------------------------
                              Name: Joseph T. Wood
                              Title: Senior Vice President


                              FIRST PLAZA GROUP TRUST

                              By:  Mellon Bank, N.A., Trustee
                                        (as directed by General
                                        Motors Investment Management
                                        Corporation)


                              By: /s/ Judith A. Manion
                                  ------------------------------
                              Name: Judith A. Manion
                              Title: Paralegal


                              SILGAN HOLDINGS INC.


                              By: /s/ R. Philip Silver
                                 -------------------------------
                              Name: R. Philip Silver
                              Title: President


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